Exhibit 99.1

Guanwei Recycling Reports Receipt of Notice From Depository Trust Company (DTC) of Plans to Impose “Global Lock”

On Its Securities; Company Says DTC Plans Are Unfair And Unnecessarily Damaging To Current Shareholders And Is Reviewing Options

FUQING CITY, CHINA--(July 23, 2014) - Guanwei Recycling Corp. (the “Company” of “Guanwei”)(NASDAQ: GPRC), China's leading clean tech manufacturer of recycled low density polyethylene (LDPE), reported today it received a letter of notification from the Depository Trust Company (“DTC”) on July 18, 2014, that DTC intends to suspend all book entry services provided to DTC participants with respect to GPRC shares (the “Global Lock”). The letter indicated the Company has until August 14, 2014 to provide a written response stating its objections to the DTC action, after which the latter will make either a determination or a request for further information within 20 days.

The DTC decision is the result of a recent SEC enforcement action against S. Paul Kelley and four other individuals, in which the SEC alleges that Kelly et al issued unregistered shares of the Company in violation of Section 5 of the Securities Act. (See Securities and Exchange Commission v. S. Paul Kelley. et al., Civil Action No. 2:14-cv-2827 (D. N.J., filed May 5, 2013). It is DTC’s position that such shares were not eligible for deposit at DTC for book entry services. Because all the Company’s shares held by DTC are freely interchangeable, DTC has determined to implement the Global Lock. The Company said there were no allegations made about any improprieties by GPRC, and believes DTC’s actions are unfair and unnecessarily damaging to current shareholders and the Company.

The Company said it is reviewing its options and, if there are any new developments with respect to this matter, it will inform shareholders.

Description of Guanwei Recycling Corp.

Adhering to the highest "green" standards, Guanwei Recycling Corp. (the "Company") has generated rapid growth producing recycled low density polyethylene (LDPE) from plastic waste procured mostly in Europe. The Company sells the recycled LDPE to more than 300 customers (including over 150 active recurring customers) in more than ten different industries in China. The Company is licensed by Chinese authorities and also has been issued a Compliance Certificate by TÜV Rheinland, which issues certificates of approval for certain plastics manufacturers that meet Germany's strict environmental standards. This enables the Company to procure high quality plastic waste directly from Germany and other European countries with no middlemen, and permits highly economic production of the highest grades of LDPE. Additional information regarding Guanwei Recycling Corp. is available at www.guanweirecycling.com.

Information Regarding Forward-Looking Statements

Except for historical information contained herein, the statements in this press release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause our actual results in future periods to differ materially from forecasted results. These risks and uncertainties include, among other things, product demand, market competition, and risks inherent in our operations. These and other risks are described in our filings with the U.S. Securities and Exchange Commission.

Contacts:

Richard Sun
guanweirecycling@gmail.com

Ken Donenfeld
DGI Investor Relations
kdonenfeld@dgiir.com
Tel: 212-425-5700
Fax: 646-381-9727